EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Comarco, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, and 333-42350) on Form S-8 of Comarco, Inc. of our report dated May 9, 2004, except as to Note 20, which is as of May 9, 2005, relating to the consolidated statements of income, stockholders’ equity, and cash flows of Comarco, Inc. and subsidiaries for the year ended January 31, 2004, and the related schedule, which report appears in the January 31, 2006 annual report on Form 10-K of Comarco, Inc. and subsidiaries.

/s/ KPMG LLP

Costa Mesa, California

May 1, 2006